Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE
October 16, 2023

Peabody Elects Dr. M. Katherine Banks to Board of Directors

ST. LOUIS, October 16, 2023 – Peabody today announced that Dr. M. Katherine Banks has been appointed as a member of the company’s Board of Directors. Dr. Banks is the former president of Texas A & M University. With this addition, Peabody’s Board has ten members.

“We welcome Dr. Banks to the Board of Directors. Her impressive background in engineering and long record of academic leadership will bring a unique perspective that will strengthen Peabody’s diverse board,” Peabody Chairman of the Board Bob Malone said.

Dr. Banks has over 40 years of experience in engineering, technology, and academia. Prior to serving as President of Texas A&M University and Vice Chancellor of National Laboratories for the Texas A&M University System she held numerous leadership positions in engineering schools. Dr. Banks is an Elected Fellow of the American Society of Civil Engineers and was elected to the National Academy of Engineering in 2014. Dr. Banks also currently serves as an independent director of Halliburton Company.

Dr. Banks holds a bachelor’s degree in engineering from the University of Florida, a master’s degree in engineering from the University of North Carolina, and a doctoral degree in civil and environmental engineering from Duke University.

Dr. Banks will serve on both the Board's Health, Safety, Security and Environmental Committee and Audit Committee.

Peabody (NYSE: BTU) is a leading coal producer, providing essential products for the production of affordable, reliable energy and steel. Our commitment to sustainability underpins everything we do and shapes our strategy for the future. For further information, visit PeabodyEnergy.com.

CONTACT: Mary Compton
314-342-3489
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